EXHIBIT 99.2

Company Contact:	Investor Relations Contact:
Mr. LeoWang	Mr. Crocker Coulson
Senior Vice President, Finance	President
China Wind Systems, Inc.	CCG Investor Relations
Tel: +1-917-455-7735	Tel: +1-646-213-1915 (NY Office)
E-mail: leo.wang@chinawindsystems.com	E-mail:crocker.coulson@ccgir.com
Web site: www.chinawindsystems.com	Web site: www.ccgirasia.com

FOR IMMEDIATE RELEASE

China Wind Systems, Inc. Reports Third Quarter 2008 Results

Wuxi, Jiangsu Province, China, - November 14, 2008 -- China Wind Systems, Inc. (OTC Bulletin Board: CWSI) (“China Wind Systems” or the “Company”), which supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China, today announced its financial results for the third quarter ended September 30, 2008.

Third Quarter 2008 Highlights and Recent Events

•	Net revenues increased 47.1% year-over-year to $11.8 million
•	Gross profit increased 24.8% year-over-year to $3.0 million
•	Net income was $1.9 million, or $0.03 per diluted share, up 35.7% year-over-year from adjusted net income of $1.4 million, or $0.04 per diluted share
•	Revenue from the forged rolled rings for the wind power and other industries increased to $5.3 million, or 44.7% of net revenues
•	Revenue from the sale of forged rolled rings for use in the wind power industry reached $2.5 million, up 47.1% from the second quarter of 2008
•	Completed installing equipment for first phase of expansion plan to increase production of forged products used in wind-turbine components
•	Signed letter of intent to supply shafts and gear rims to Hangzhou Advance Gearbox Group, Co. Ltd.
•	Signed preliminary agreements to supply approximately $18 million of forged products for use in the wind power and other industries.

“We are pleased to report strong growth in the sales of our forged wind-power products, which are becoming an increasing part of our revenue mix and which we hope will continue to increase as we begin production at our new facility this month,” said Mr. Jianhua Wu, chairman and CEO of China Wind Systems. “From a nominal amount a year ago, our wind power revenues of $2.5 million in the third quarter represent the fastest growing segment of our business due to strong demand for these products,” Mr. Wu continued. “During the quarter we completed installing equipment at our new manufacturing facility and signed preliminary agreements with four wind-power and heavy machinery customers to supply shafts, gear rims and flanges used in wind turbines.”

Third Quarter 2008 Results

Net revenues for the third quarter of 2008 totaled $11.8 million, up 47.1% from $8.0 million for the same period prior year. The Company’s management attributes the growth in revenues to the increase in sales of the Company’s forged rolled rings to the wind power and other industries. Revenues from the forged rolled rings and electrical equipment segment reached $5.8 million for the third quarter of 2008, a significant increase from $1.7 million for the same period prior year when the Company was just entering into this business. Revenue from the sale of forged rolled rings exclusively for the wind power industry accounted for $2.5 million in the third quarter, a 47.1% increase from $1.7 million last quarter. Revenues from the Company’s dyeing and finishing segment were $6.0 million, or 50.6% of net revenues, representing a 5.2% decrease from $6.3 million for the comparable period last year. Because the recent economic slowdown has affected various countries, especially the export sector in China, we expect to see a decreasing trend in our dyeing and finishing equipment business as the textile industry is impacted by recessions in other countries. Yet, we remain confident with the outlook of our forging business for the wind power industry as the Chinese government has announced that it is committed to supporting wind power in order to reduce the Country’s reliance on coal.”

Gross profit for the third quarter was $3.0 million, a 24.8% increase from $2.4 million for the same period prior year. Gross margin was 25.1% for the third quarter, compared to 29.6% for the same period prior year. Gross margin for the dyeing and finishing equipment segment was 26.3%, down from 29.7% a year ago due to higher raw material costs for steel and other metals used to manufacture dye machines. Gross margin from the forged rolled rings and electrical equipment segment was 23.8%, compared to 29.1% a year ago, due to the change in the segment’s product mix as the Company ramps up its production of forged products. Gross margin in the forged rolled rings and electrical equipment segment improved from 23.1% in the second quarter of 2008.

Operating expenses were $0.5 million in the third quarter of 2008, compared to $0.3 million a year ago. This was due to higher selling, general and administrative expenses from increased professional fees associated with being a public company, and higher payroll and related benefits.

Operating income for the third quarter of 2008 totaled $2.5 million, a 19.1% increase from $2.1 million for the same period prior year.

Net income for the third quarter of 2008 was $1.9 million, or $0.03 per diluted share, compared to $8.1 million, or $0.22 per diluted share, in the third quarter of 2007, which included a one-time tax relief in VAT and income taxes of $6.7 million. Excluding this gain, adjusted net income for the third quarter of 2007 was $1.4 million, or $0.04 per fully diluted share, which translates to a 35.7% increase in net income for the third quarter 2008 compared to the same period last year. Earnings per share were calculated using a diluted weighted share count of 67.2 million shares for the third quarter of 2008 and 36.6 million shares for the third quarter of 2007. The increase in weighted average shares includes the impact of the Company’s Series A convertible preferred shares and warrants.

Nine Months Results

For the first nine months of 2008, revenues increased to $31.4 million, up 89.3% from $16.6 million in the corresponding period of 2007. Gross profit increased 65.9% to $7.9 million in the first nine months of 2008, compared to $4.8 million for the same period last year. Gross margin was 25.1% during the period, compared to 28.7% during the same period prior year. Operating income rose 50.2% to $6.0 million compared to $4.0 million for the first nine months of 2007. Net loss attributable to common shareholders was $0.9 million, or $0.07 per fully diluted share, and included a deemed preferred stock dividend of $2.9 million which had the effect of reducing net income available to common stockholders. In the first nine months of 2007, net income available to common shareholders was $9.4 million, or $0.26 per diluted share. Adjusted net income available to common shareholders for the first nine months of 2008, which excludes the deemed preferred dividend and non cash financing costs, was $4.3 million, or $0.12 per fully diluted share, up 65.4% from adjusted net income available to common shareholders of $2.6 million, or $0.09 per fully diluted share, in the same period last year. Adjusted net income for the year ago period excludes the previously mentioned one-time tax relief.

Financial Condition

As of September 30, 2008, the Company had cash and cash equivalents of $0.7 million, accounts receivable of $4.0 million and working capital of $2.1 million. The Company had $1.0 million in short-term loans payable and stockholders’ equity of $29.8 million. During the first nine months of 2008, the Company generated $5.0 million in operating activities and had capital expenditures of $11.6 million, primarily related to its phase one expansion, which it expects to complete in the fourth quarter of 2008.
In order to obtain funds to complete the Company’s Phase I plan, in late October and early November, China Wind Systems sold 3.4 million shares of common stock in a private placement, for approximately $1.4 million and the Company also borrowed $575,000 from a private investor.  As part of this transaction, the investor exercised warrants having an exercise price of approximately $175,000 and the Company entered into a consulting agreement with an affiliate of the investor.  Total payments made by the Company as interest on the note and as consulting fees under the agreement would total $240,000, assuming the note is paid on the maturity date of April 20, 2009.  The Company paid this note in November 2008.

Business Outlook

Despite difficult global economic and financial conditions, the Company remains confident with the outlook for its forging business as the Chinese government remains committed to increasing wind capacity and reducing the country’s reliance on coal. However, the Company does anticipate a downward trend in its dyeing and finishing equipment business as the textile industry in China is impacted by economic conditions in other countries.

China Wind Systems has completed the installation of equipment related to its phase one expansion, including a ring-rolling mill and a 4,500-ton press to produce rolled rings up to 6.3 meters in diameter with cross sections measuring up to 750mm. The Company expects to begin manufacturing forged products such as rolled rings, flanges and gear rims used in up to five megawatt (MW) wind turbine units, as well as shafts used in 1 MW to 3 MW wind turbine units in November 2008. The designed annual capacity of the Company's phase one expansion is 40,000 tons of rolled rings, flanges, shafts and gear rims.

“The completion of equipment installation at our facility allows us to manufacture essential wind-power components internally, including larger forged rolled rings, gear rims, flanges and shafts,” Mr. Wu said. “Already we have secured several preliminary purchase agreements and are confident that we will secure those orders when we deliver the product prototypes, which is scheduled for November 2008. With the strong demand for our forged products from the wind-power industry and our increased capacity to supply a wider range of products, we are successfully executing our business strategy to become a key supplier to the wind-power industry in China.”

China Wind Systems expects to achieve its $45 million in net revenue and $7 million in net income guidance in 2008, should there be no engineering or technical issues once its new facility goes into actual production. “We are working diligently to fulfill our guidance and we will take all necessary steps to ensure that our new forged rolled-ring facility runs smoothly,” concluded Mr. Wu.

Conference Call

The Company will conduct a conference call at 9:00 a.m. Eastern Time (ET) on Friday, November 14, 2008 to discuss its third quarter 2008 results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 800-688-0796, and enter the conference passcode 202-158-47 when prompted. International callers should dial 617-614-4070, and enter the same passcode, 202-158-47. If you are unable to participate in the call at this time, a replay will be available for 14 days starting on November14 at 11:00 a.m. ET. To access the replay, dial 888-286-8010 and enter the passcode, 702-62-805. International callers dial 617-801-6888, and enter the same passcode, 702-62-805.

Use of Non-GAAP Financial Measures

GAAP results for the nine months ended September 30, 2008 include one-time, non-cash interest expenses related to the amortization of debt discount in the amount of $2.3 million and a non-cash deemed preferred stock dividend in the amount of $2.9 million. GAAP results for the nine months ended September 30, 2007 include a one-time tax relief in VAT and income taxes of $6.7 million. Because these charges are non-cash, one-time charges and are not related to the Company’s operating results, the Company believes that the non-GAAP information is useful to supplement the Company's condensed consolidated financial statements. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China Wind Systems, Inc.

China Wind Systems supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China. With its newly finished state-of-the-art production facility, the Company is expected soon to significantly increase its shipment of high-precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com. Information on the Company’s Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-Financial Tables Follow-

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

NET REVENUES	$11,770,162	$8,000,293	$31,400,186	$16,589,475

COST OF SALES	8,816,389	5,633,977	23,508,720	11,831,546

GROSS PROFIT	2,953,773	2,366,316	7,891,466	4,757,929

OPERATING EXPENSES:
Depreciation and amortization	69,712	68,607	228,189	207,875
Selling, general and administrative	414,078	223,164	1,681,177	566,106

Total Operating Expenses	483,790	291,771	1,909,366	773,981

INCOME FROM OPERATIONS	2,469,983	2,074,545	5,982,100	3,983,948

OTHER INCOME (EXPENSE):
Interest income	2,075	91	11,719	372
Interest expense	(20,427)	(9,946)	(2,298,874)	(31,360)
Other income from foregiveness of income and VAT taxes	-	6,771,442	-	6,771,442
Debt issuance costs	-	-	(21,429)	-

Total Other Income (Expense)	(18,352)	6,761,587	(2,308,584)	6,740,454

INCOME BEFORE INCOME TAXES	2,451,631	8,836,132	3,673,516	10,724,402

INCOME TAXES	590,769	714,840	1,651,331	1,315,094

NET INCOME	1,860,862	8,121,292	2,022,185	9,409,308

DEEMED PREFERRED DIVIDEND	-	-	(2,884,062)	-

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$1,860,862	$8,121,292	$(861,877)	$9,409,308

COMPREHENSIVE INCOME:
NET INCOME	$1,860,862	$8,121,292	$2,022,185	$9,409,308

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	67,269	299,690	1,679,553	523,986

COMPREHENSIVE INCOME	$1,928,131	$8,420,982	$3,701,738	$9,933,294

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$0.05	$0.22	$(0.02)	$0.26
Diluted	$0.03	$0.22	$(0.02)	$0.26

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	40,363,220	36,577,704	38,634,312	36,577,704
Diluted	67,189,108	36,577,704	38,634,312	36,577,704

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$744,885	$5,025,434
Accounts receivable, net of allowance for doubtful accounts	3,942,594	2,158,412
Inventories, net of reserve for obsolete inventory	2,185,721	1,929,796
Advances to suppliers	259,190	938,331
Prepaid expenses and other	78,847	378,429

Total Current Assets	7,211,237	10,430,402

PROPERTY AND EQUIPMENT - Net	18,343,726	6,525,986

OTHER ASSETS:
Deposit on long-term assets - related party	5,603,128	10,863,706
Prepaid land use rights, net	3,827,481	502,634
Investment in cost method investee	-	34,181
Due from related parties	-	139,524

Total Assets	$34,985,572	$28,496,433

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Loans payable	$1,021,138	$820,333
Convertible debt, net of discount on debt	-	3,261,339
Accounts payable	3,202,606	1,845,769
Accrued expenses	190,882	198,542
VAT and service taxes payable	65,831	434,839
Advances from customers	65,850	77,357
Due to related party	-	98,541
Income taxes payable	591,745	508,407

Total Current Liabilities	5,138,052	7,245,127

STOCKHOLDERS' EQUITY:
Series A convertible preferred ($0.001 par value; 60,000,000 shares authorized; 14,028,189 and 0 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively)	14,028	-
Common stock ($0.001 par value; 150,000,000 shares authorized; 40,976,062 and 37,384,295 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively)	40,976	37,385
Additional paid-in capital	13,966,914	3,488,896
Retained earnings	12,379,406	16,074,270
Statutory reserve	421,360	305,472
Other comprehensive gain - cumulative foreign currency translation adjustment	3,024,836	1,345,283

Total Stockholders' Equity	29,847,520	21,251,306

Total Liabilities and Stockholders' Equity	$34,985,571	$28,496,433

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended
	September 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,022,185	$9,409,308
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	482,376	450,881
Amortization of debt discount to interest expense	2,263,661	-
Amortization of debt offering costs	21,429	-
Rent expense associated with prepaid land use rights	63,346	7,805
Increase in allowance for doubtful accounts	171,816	182,882
Increase in reserve for inventory obsolescence	-	106,942
Stock based compensation expense	75,000	-
Other income from forgiveness of income and VAT taxes	-	(6,771,442)
Changes in assets and liabilities:
Accounts receivable	(1,777,797)	(2,538,272)
Inventories	(124,107)	426,386
Prepaid and other current assets	280,762	46,630
Advances to suppliers	726,728	(127,886)
Accounts payable	1,189,915	1,153,705
Accrued expenses	2,343	22,058
VAT and service taxes payable	(389,946)	1,011,064
Income taxes payable	48,284	957,899
Advances from customers	(16,345)	1,830,260

NET CASH PROVIDED BY OPERATING ACTIVITIES	5,039,650	6,168,220

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds (payments) for due from related parties	145,808	(486,032)
Proceeds from sale of cost-method investee	35,720	26,056
Deposit on long-term assets - related party	(89,721)	(5,792,030)
Purchase of property and equipment	(11,629,385)	(17,581)

NET CASH USED IN INVESTING ACTIVITIES	(11,537,578)	(6,269,587)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable	142,880	260,561
Proceeds from exercise of warrants	2,011,575	-
Payments on related party advances	(102,979)	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,051,476	260,561

EFFECT OF EXCHANGE RATE ON CASH	165,903	20,161

NET (DECREASE) INCREASE IN CASH	(4,280,549)	179,355

CASH - beginning of year	5,025,434	421,390

CASH - end of period	$744,885	$600,745

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$55,932	$31,360
Income taxes	$1,169,603	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Deemed preferred dividend reflected in paid-in capital	$2,884,062	$-
Reclassification of long-term deposit - related party to distribution		$-
Convertible debt converted to series A preferred stock	$5,525,000	$-
Deposit on long-term assets -related party reclassified to prepaid land use rights	$5,500,030	$-
Series A preferred converted to common shares	$759	$-

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS AND DILUTED EPS

	For the Three Months ended June 30,
	2008		2007
	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Amount of Net Income available to Common Shareholders	$1,860,862	$0.03	$1,349,850	$0.04
Adjustment
Other income from forgiveness of VAT and income taxes (1)			(6,771,442)	($0.19)

Amount per consolidated statement of operations	$1,860,862	$0.03	$8,121,292	$0.22

(1) One-time tax relief in VAT and income taxes in the third quarter of 2007
Weighted average diluted shares, 67,189,108 for the three months ended September 30,2008 and 36,577,704 for the three months ended September 30, 2007

	For the Nine Months ended September 30,
	2008		2007
	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Amount of Net Income available to Common Shareholders	$4,307,275	$0.11	$2,637,866	$0.09
Adjustments
Interest expenses related to amortization of conversion of convertible debt to common stock (1)	2,263,661	0.06	-	-

Amortization of debt issuance costs (2)	21,429	0.00	-	-

Deemed preferred dividend (3)	2,884,062	0.08	-	-
Other income from forgiveness of VAT and income taxes (4)			(6,771,442)	(0.17)
Amount per consolidated statement of operations	$(861,877)	$(0.02)	$9,409,308	$0.26

(1) One-time, non-cash interest expenses related to amortization of debt discount to interest expense, Q1 2008
(2) Amortization related to debt issuance
(3) One-time non-cash deemed preferred dividend related to issuance of stock warrants upon conversion of convertible debt to series A preferred stock
(4) One-time tax relief in VAT and income taxes in the third quarter of 2007
Weighted average diluted shares, 38,634,312 for the nine months ended September 30,2008 and 36,577,704 for the nine months ended September 30, 2007